 Exhibit 99.1

Preliminary Resource Estimate for Southern Coal Holding’s Penrhyn Deposit
 Substantially Better than Expected

- Southern Coal Holdings’ (SCH) coal resources estimated at over 600 million tonnes;
92% of the Penrhyn Deposit’s 350 million tonnes in the measured and indicated category -
- Additional details provided by WPG Resources in a separate release issued earlier today -

DENVER, July 7, 2011 —Evergreen Energy Inc. (NYSE Arca: EEE) announced Southern Coal Holdings, (SCH) a company jointly owned by Evergreen Energy and WPG Resources, released its preliminary estimate of resources in the Penrhyn Deposit, located in Penrhyn, Australia. Following a robust series of drilling and exploration efforts, the report, which is Joint Ore Reserves Committee (JORC) compliant, established a far better than expected resource size of an estimated 350 million tonnes of coal deposits at Penrhyn, 92% of which are estimated to be in the “measured and indicated” mineral category.  A separate announcement made earlier today by WPG – available at the company’s website at http://www.westernplainsresources.com.au/announcements-2011.asp – contains additional information including technical and drill hole data, comprehensive maps and supporting explanations.

Ilyas Khan, Executive Chairman of Evergreen Energy, stated: “The Penrhyn Deposit contains significant coal resources that have come in substantially ahead of even our most optimistic expectations. The estimated size of the coal deposits were initially 200 million tonnes.   Wayne Rossiter and his team have an exciting few months ahead of them. Both the lignite deposit at Lochiel, Australia, and the traditional sub-bituminous deposits at Penrhyn are capable of being upgraded via Evergreen’s K-Fuel® technology.  Evergreen looks forward to working with Wayne and our partners at WPG to continue to expand the resource base, develop a mining plan and accelerate our work to design and then build the most optimum coal upgrading plant. I also wish to place on record my appreciation for the professional and timely manner in which

WPG has carried out the drilling program. The weather during April and May was not always easy to handle, but the thoroughness of the drilling and the systematic uncovering of what is a sizable new discovery in South Australia is a credit to Bob Duffin and his colleagues.”

Khan continued, “I have noted on previous occasions that SCH, our joint venture holding, is a valuable company in its own right, and now that these resources have been confirmed, I will work over the coming months to further demonstrate the potential value of the assets, and how they will be exploited both by traditional mining methods as well as by building an upgrading plant.”

Wayne Rossiter, CEO of Southern Coal Holdings, stated: “These strong exploration results establish SCH as an important new Australian-based coal company with significant resources. I am especially happy to note that the exploration potential of the sub-bituminous coal resources in Penrhyn could potentially double this level. In combination with the Lochiel North Deposit, which has a JORC compliant resource report of 270 million tonnes of lignite, SCH has an asset base of just over 600 million tonnes suitable for the K-Fuel process. I look forward to completing the comprehensive testing process with Evergreen in the coming months.”

Bob Duffin, Chairman of WPG Resources, commented: “This is a pleasing milestone for SCH and I reiterate the comments I made a few weeks ago when I was in Denver in stating that I am excited by just how valuable SCH could become as we develop the assets into a mineable resource. Wayne’s arrival as CEO is timely indeed and I can foresee that SCH may well end up having a normal mine operation complimented by a K-Fuel upgrading plant.”

The release issued by WPG is available at the company’s website that is noted below. The release is very detailed and contains technical and drill hole data, comprehensive maps and supporting explanations.

http://www.westernplainsresources.com.au/announcements-2011.asp

The release will also be posted on the Evergreen Energy website at the following link.

http://www.evgenergy.com/partners/wpg-resources/

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) offers environmental solutions for energy production and generation industries, primarily through its patented clean coal technology, K-Fuel.  K-Fuel significantly improves the performance of low-rank sub-bituminous and brown coals and lignite.  The process yields higher efficiency levels, which are variable depending on the type of coal processed, by applying heat and pressure to low-rank coals to reduce moisture.  For more information, please visit the company’s website at www.evgenergy.com.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission.  Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission. Our ability to execute our business plan and develop the K-Fuel® or GreenCert™ technologies and the successful development and operation of our Southern Coal Holdings venture with WPG Resources (“SCH”) may be adversely impacted by unfavorable decisions in pending litigation, the inability of Green Bridge Holdings to make future payments under the terms of the sale of the Landrica Development Company assets and our Ft. Union Plant, the inability of MR&E Ltd. to make its scheduled payments under the terms of the sale of the Boiler Island, the inability to raise sufficient additional capital in a timely manner to pursue the development of the technology or the development and operation of SCH, unsuccessful exploratory activities with respect to the identified SCH coal deposits, the inability to successfully apply the K-Fuel technology to SCH’s coal deposits, the inability of SCH to obtain regulatory approval for its activities, and/or adverse conditions for the marketing and sale of upgraded coal. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Becky Herrick, Lippert / Heilshorn & Associates, 415.433.3777, bherrick@lhai.com

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